Exhibit 10.14

NON-EXCLUSIVE CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into by UMED Holdings, Inc. (the "The Company"), and Jabez Capital Group, LLC (the "Consultant"), the Company and the Consultant collectively (“the Parties”), with respect to the following:

1.           Work to be Performed.

1.1           The Company hereby retains Consultant on a “Non-Exclusive” basis to: locate potential acquisitions to add under the Company’s holding company umbrella and assist the Company in procuring additional investors/financiers (The “Investors/Financiers”) for its corporate development (particularly the Gas-To-Liquid and gold property projects).

1.2           Consultant and the Company agrees that the Consultant is an independent contractor, and is solely responsible for the performance of all Consulting Services required hereunder, and will report to, and be directly responsible to, the UMED Holdings, Inc. Chief Executive Officer, for all matters pertaining to the Consultant’s activities and communications relative to this Consulting Agreement.

1.3           Consultant will devote adequate time, as provided above in paragraph 1.2, and resources at his own expense, as necessary in performing the Consulting Services for The Company as stated herein. Consultant shall have discretion in selecting the dates and times it performs such Consulting Services throughout the month giving due regard to the needs of the Company’s business.  It is understood that Consultant will not, and is not expected to provide, or be compensated for, full time commitment to this individual project.  In rendering Consulting Services hereunder, Consultant shall conform to the highest professional standards of work and business ethics.

2.           Term of Engagement.

2.1           The Consultant will be engaged immediately upon execution of the Agreement.  The Consultant shall be engaged for a period commencing with the execution of this Agreement and ending one (01) years thereafter (the “Engagement Period”); provided, however, that at any time following the one  (01) year anniversary of the execution of this Agreement either party may terminate this Agreement, upon the thirtieth (30th) day (the “Termination Date”) following delivery of a notice of termination.

2.2           The Engagement Period shall automatically extend for a period of one (01) year from the date of each annual anniversary and will continue to be engaged until either party elects to terminate this Agreement.

2.4           Upon termination of this Agreement by either party, the Company shall pay the Consultant any and all compensation earned through the date of termination. The Company will irrevocably pay all compensations earned resulting from any additional business conducted between The Company, its officers, associates, partners, affiliates, and heirs and the Investors/Financiers as per the compensation agreed upon in Paragraph 3 below.

2.5           This agreement covers the initial agreement and shall include any renewals, extensions, rollovers, additions or any new projects that may originate because of the above Consultant introduction of the Company to acquisitions and/or Investors/Financiers.

3.           Compensation.  The Company agrees to pay Consultant a fee of:

3.1  The Company, hereby irrevocably confirm and irrevocably accept to pay the Consultant a monthly fee of Seven Thousand Five Hundred dollars ($7,500.00) during the term of this Consulting Agreement.

3.2    Four Million (4,000,000) shares of the Company’s restricted common stock.

3.3 The Consultant agrees to enter into the Company’s standard shareholder agreement when the restricted common shares are issued to Consultant.

3.4 The Consultant must submit to the Company, prospective clients, in-writing, for approval by the Company’s Chief Executive Officer, as registered client/contacts, prior to the Consultant making such a solicitation for funding on behalf of the Company. The Company will respond, in writing to the Consultant with its approval, on a case-by-case basis.

3.5 The Company is not bound by this Agreement to accept any offers of equity funding offered by the Consultant’ approved client/contacts, and the Consultant understands and agrees that any and all funding is subject to final negotiations between the Company and the funding source.

3.6    Regarding paragraph 3.2 above, the Consultant fully understands that the Company will pay no more than a total of  5% percentage of gross to any and all parties, including the Consultant and any others, on any and all equity funding/financing received by the Company from the Consultant’ Investor/Financiers.

4.           Independent Contractor, Non-Circumvention, Non-Disclosure.

4.1    This Agreement is not a contract of employment.  Consultant is an independent contractor of the Company and shall have no power or authority to bind or obligate The Company.  Consultant shall have the exclusive right to determine the method, manner and means by which it will perform and provide the Consulting Services hereunder.

4.2     Non-Circumvention   The Parties agree that they shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate each other’s interest or relationships.  Each party agrees that, without the expressed written consent of the other party, it will not initiate, respond or otherwise abide any contact with any person, company, institution, professional association, or other entity to which it has been introduced or with whom it has become first acquainted in the course of doing business with the other party.  Each party agrees that the provisions of this Agreement and the non-disclosure agreement referred to in 4.3 below protecting each other’s sources and prohibiting contacts with the same shall apply to all employees, professional Consultant, advisors, contractors, and agents whose responsibilities require knowledge of such information.  Each time an entity or party is introduced or discussed between the parties, the parties shall confirm orally or in writing their respective proprietary sources.  Regardless of whether or not the transaction closes, the duty of non-disclosure and non-circumvention shall apply as to the contact(s) directly disclosed by an introducing party.    This agreement applies to transactions, which involve successors, assigns, affiliates or subsidiary companies or entities.  The parties agree that no effort shall be made to circumvent the terms and conditions of this agreement to gain a fee, a commission, remuneration, consideration, strategic relationship or benefit.  With respect to any attempt at circumvention of this agreement, the circumvented party is entitled to seek any and all fees or compensation equal to those received or committed or agreed to be paid in the agreement governing the transaction between the parties and the same are due and payable to the circumvented party under the terms of this agreement. The duration of the Agreement shall perpetuate for ten (10) years from last date of signing.

4.3      Non-Disclosure   The Parties agree to be bound by the existing Proprietary Data Agreement previously executed by the Parties.

5.           Federal, State and Local Payroll Taxes.  The Company shall not make any withholding for income taxes, FICA, unemployment insurance or worker’s compensation premiums or any other employer withholdings, deductions or contributions on its payments to Consultant.  Consultant shall be solely responsible for all such withholdings, deductions and contributions.

6.           Benefits; Worker’s Compensation; Insurance.  Consultant and Consultant’ employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of The Company.  No workers' compensation or other insurance shall be obtained by The Company covering Consultant or Consultant’ employees.

7.           Notice.  All notices required here must be in writing and must be served on the Parties at addresses following their signatures at the address below:

As to the Consultant:
Jabez Capital Group LLC
______________
_____________, TX _______

As to the The Company:
UMED Holdings, Inc.
Overtone Centre Tower II
4100 International Plaza, Ste. 500
Fort Worth, Texas 76109

Notices must be served either personally, by certified mail return receipt requested, overnight courier, or by facsimile transmission. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m., Central time shall be deemed received on the next Business Day.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. If notice is sent by facsimile, the Notice and Evidence of the completed facsimile transmission must also be sent on the date the transmission was completed via first class U.S. mail or overnight courier.

8.           Miscellaneous

8.1           Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.  The benefits and obligations of this Agreement shall be binding upon and inure to the Parties hereto, their successors and assigns.

8.2           Entire Agreement.  This Agreement constitutes and expresses the entire agreement of the Parties with respect to the subject matter hereof, and may be modified only by written agreement signed by the Parties.  If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

8.3           Choice of Law.  If there is any dispute or controversy between the Parties arising out of or relating to this Agreement, the Parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement.  The decision and award determined by such arbitration will be final and binding upon both Parties.  All costs and expenses, including reasonable attorney’s fees, expert witness fees, and costs of discovery incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one (1) party, the Parties will share the total costs in proportion to their respective amounts of liability so determined.  Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Texas.

8.4        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the Parties, notwithstanding that all Parties are not signatories to the same counterpart.

8.5           Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

8.6           Modification. No modification or attempted waiver(s) of this Agreement, or any provision thereof, shall be valid unless they are signed by both Parties

8.7           Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

The Parties have executed this Agreement as of the date set forth in the introductory clause.

The Company:	Consultant:

UMED HOLDINGS, INC.	JABEZ CAPITAL GROUP LLC

/s/ Kevin Bentley	/s/ David Patrick Six
Kevin Bentley, CEO	David Patrick Six, Managing Member
Date: 5/27/2011